SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Soliciting Material Pursuant to Rule 14a-12

STERIS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

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	(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

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STERIS CORPORATION

5960 Heisley Road  ■  Mentor, Ohio 44060-1834  ■  USA

TO OUR SHAREHOLDERS:

The 2003 Annual Meeting of Shareholders of STERIS Corporation will be held at 9:00 a.m., Eastern Daylight Saving Time, on Friday, July 25, 2003, at the Renaissance Quail Hollow Resort, 11080 Concord-Hambden Road, Concord, Ohio, USA. At the Annual Meeting, shareholders will be asked to elect four directors for terms running through the 2005 Annual Meeting and to vote on a shareholder proposal. Management will also report on fiscal year 2003 results. We urge you to attend the meeting and to vote FOR the nominees for director listed in the Proxy Statement and AGAINST the shareholder proposal.

The formal notice of the meeting and the Proxy Statement containing information relative to the meeting follow this letter. We urge you to read the Proxy Statement carefully.

Please sign and return the enclosed Proxy whether or not you plan to attend the meeting to assure your shares will be voted. If you do attend the meeting, and the Board of Directors hopes that you will, there will be an opportunity to revoke your Proxy and to vote in person if you prefer.

Sincerely,

LES C. VINNEY

President and

Chief Executive Officer

JERRY E. ROBERTSON, PHD.

Chairman of the Board

June 23, 2003

STERIS CORPORATION

5960 Heisley Road  ■  Mentor, Ohio 44060-1834  ■  USA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JULY 25, 2003

The Annual Meeting of Shareholders of STERIS Corporation will be held at 9:00 a.m., Eastern Daylight Saving Time, on Friday, July 25, 2003, at the Renaissance Quail Hollow Resort, 11080 Concord-Hambden Road, Concord, Ohio, USA, for the following purposes:

1.	To elect four directors to serve until the 2005 Annual Meeting;

2.	To consider a shareholder proposal; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on May 29, 2003, as the record date for determining shareholders entitled to notice and to vote at the meeting and any adjournments.

The Company’s integrated Annual Report to Shareholders and Form 10-K for the year ended March 31, 2003, is being mailed to shareholders with the Proxy Statement. The Proxy Statement accompanies this Notice.

By Order of the Board of Directors,

MARK D. MCGINLEY

Secretary

June	23, 2003

Please sign and return the enclosed Proxy in the envelope provided for that purpose, whether or not you expect to be present at the Annual Meeting. If you attend the Annual Meeting, you may revoke your Proxy and vote your shares in person.

Please Note: Attendance at the STERIS Corporation Annual Meeting is limited to STERIS shareholders, members of their immediate families, or their formally designated representatives. Shareholders will be required to register and present appropriate picture identification in order to be admitted to the meeting. STERIS reserves the right to limit items brought to the Annual Meeting, including, without limitation, cameras, recording equipment, electronic devices, packages, and other items, and to take other action for the proper, orderly, and efficient conduct of the meeting.

STERIS CORPORATION

5960 Heisley Road  ■  Mentor, Ohio 44060-1834  ■  USA

PROXY STATEMENT

Annual Meeting, July 25, 2003

General Information

This Proxy Statement was mailed on or about June 23, 2003, to the shareholders of STERIS Corporation (“STERIS” or the “Company”) of record as of the close of business on May 29, 2003. This Proxy Statement is in connection with the solicitation by the Board of Directors of the enclosed form of Proxy for the Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Daylight Saving Time, on Friday, July 25, 2003, at the Renaissance Quail Hollow Resort, 11080 Concord-Hambden Road, Concord, Ohio, USA. Pursuant to the Ohio General Corporation Law, a shareholder may revoke a writing appointing a Proxy by giving notice to the Company in writing or in open meeting, or by submitting a subsequent Proxy. The cost of soliciting the Proxies will be borne by the Company. In addition to solicitations by mail, the Company may solicit proxies in person, by telephone, fax, or e-mail. STERIS has engaged a professional proxy solicitation firm, Georgeson Shareholder Communications, Inc. (“Georgeson”), to aid in the solicitation of Proxies. The Company will pay Georgeson a fee of approximately $10,000 for its services.

Voting Securities

As of the record date set by the Board of Directors (May 29, 2003), the Company had 69,166,035 Common Shares outstanding and entitled to vote at the 2003 Annual Meeting, each of which is entitled to one vote. Under the Ohio General Corporation Law, the shares may be voted cumulatively in the election of directors if (a) notice in writing is given by a shareholder of record to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder desires the voting in the election to be cumulative and (b) an announcement of the giving of the notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, each shareholder will have the right to cumulate the shareholder’s votes and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or the shareholder may distribute the shareholder’s votes on the same principle among two or more nominees. In the event of cumulative voting, the persons named in the enclosed Proxy will vote the shares represented by valid Proxies on a cumulative basis for the election of the nominees listed on page 3, allocating the votes among the nominees in accordance with their best judgment.

Common Shares represented by properly executed Proxies will be voted in accordance with the specifications made thereon. If no specification is made, Proxies will be voted FOR the election of the nominees named in this Proxy Statement and AGAINST the shareholder proposal described on pages 4 and 5 of this Proxy Statement. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Director nominees receiving the greatest number of votes cast will be elected as directors provided a quorum is present at the meeting in person or by proxy. Accordingly, an abstention or a broker non-vote will have no effect with respect to the election of a director nominee. On any proposal requiring approval by a specified percentage of the Company’s Common Shares that are outstanding or that are present at the meeting, an abstention or a broker non-vote will have the same effect as a vote against approval of the proposal, as each abstention or broker non-vote will be one less vote for the proposal. An abstention or broker non-vote will have no effect on any proposal requiring only a majority of the votes cast as the abstention or broker non-vote will not be counted in determining the number of votes cast.

Purposes of Annual Meeting

The Annual Meeting has been called for the purposes of (1) electing directors of the class whose term of office expires in 2005, (2) considering the shareholder proposal described on pages 4 and 5 of this Proxy Statement, and (3) transacting such other business as may properly come before the meeting.

The persons named in the enclosed Proxy have been selected by the Board of Directors and will vote shares represented by valid Proxies. They have indicated that, unless otherwise specified in the Proxy, they intend to vote to elect as directors of Class I the four nominees listed on page 3 and to vote against the shareholder proposal.

Election of Directors

STERIS’s Board of Directors is divided into two classes (Classes I and II, each of which is currently comprised of four directors), the members of which serve staggered two-year terms. The terms of the current Class I directors, Stephen R. Hardis, Raymond A. Lancaster, J. B. Richey, and Les C. Vinney expire at the 2003 Annual Meeting. Messrs. Hardis, Lancaster, Richey, and Vinney were last elected as directors by the shareholders at the 2001 Annual Meeting. Each of Messrs. Hardis, Lancaster, Richey, and Vinney has been nominated for reelection as a director of the Company for a term to expire at the 2005 Annual Meeting.

The Board of Directors recommends a vote FOR the election of each of Messrs. Hardis, Lancaster, Richey, and Vinney. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. In the event, however, of the death or unavailability of any nominee or nominees, a Proxy with a vote for such nominee or nominees will be voted for such other person or persons as the Board of Directors may recommend unless the Board of Directors, in response to the death or unavailability, chooses to reduce the number of directors.

Board of Directors

As to nominees for terms expiring in 2005 and as to directors whose terms of office will continue until the Annual Meeting in 2004, the following provides their age, the year in which each became a director of the Company, their principal occupation and employment, and their directorships in companies having securities registered pursuant to the Securities Exchange Act of 1934, as amended.

NOMINEES FOR TERMS EXPIRING AT THE ANNUAL

MEETING IN 2005 (Class I Directors)

Stephen R. Hardis, age 67, director since September 2000. Mr. Hardis is Chairman of Axcelis Technologies, Inc., a semiconductor equipment business which was spun-off in an initial public offering from Eaton Corporation, a global manufacturer of highly engineered products that serve industrial, vehicle, construction, commercial, aerospace, and semiconductor markets. Prior to his appointment at Axcelis Technologies, Mr. Hardis served as Eaton Corporation’s Chairman and Chief Executive Officer from January 1, 1996 until his retirement on July 31, 2000. Mr. Hardis is a director of American Greetings Corporation, Lexmark International Corporation, Marsh & McLennan Companies, Nordson Corporation, Apogent Technologies Inc. (formerly known as Sybron International Corporation), and Progressive Corporation.

Raymond A. Lancaster, age 57, director since 1988. Mr. Lancaster is Managing Director of Candlewood Partners, LLC, an investment banking firm specializing in ESOPs and restructurings. From January 1995 to December 2000, Mr. Lancaster held the position of Managing Partner of Kirtland Capital Partners II L.P., a middle market leveraged buyout partnership.

J. B. Richey, age 66, director since 1987. Mr. Richey has been Senior Vice President of Invacare Corporation, a provider of home healthcare medical equipment, since 1984. Mr. Richey is a director of Invacare Corporation.

Les C. Vinney, age 54, director since March 2000. Mr. Vinney is currently President and Chief Executive Officer of STERIS. Mr. Vinney joined STERIS in August 1999 as Senior Vice President and Chief Financial Officer, became Senior Vice President Finance and Operations in October 1999, became President and Chief Operating Officer in March 2000, and became President and Chief Executive Officer in July 2000. Immediately before his employment with STERIS, Mr. Vinney served as Senior Vice President and Chief Financial Officer of The BF Goodrich Company, a manufacturer of advanced aerospace systems, performance materials, and engineered industrial products. During his eight year career with BF Goodrich, Mr. Vinney held a variety of senior operating and financial management positions, including Vice President and Treasurer, President and CEO of the former Tremco subsidiary, and Senior Vice President, Finance and Administration of BF Goodrich Specialty Chemicals.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE

AT THE ANNUAL MEETING IN 2004 (Class II Directors)

Kevin M. McMullen, age 42, director since July 2000. Mr. McMullen is Chairman of the Board, Chief Executive Officer, and President of OMNOVA Solutions Inc., a major innovator of decorative and functional surfaces, emulsion polymers, and specialty chemicals. Mr. McMullen was Vice President of GenCorp Inc., a technology-based manufacturer with leading positions in the aerospace and defense, polymer products, and automotive industries, and President of GenCorp’s Decorative & Building Products business unit from September 1996 until GenCorp’s spin-off of OMNOVA in October 1999. Mr. McMullen was Vice President of OMNOVA and President of its Decorative & Building Products unit from September 1999 until January 2000, was President and Chief Operating Officer of OMNOVA from January to December 2000, became Chief Executive Officer and President of OMNOVA in December 2000, and became Chairman of the Board of OMNOVA in February 2001. Before joining GenCorp, Mr. McMullen held the position of General Manager of the Commercial & Industrial Lighting business of General Electric Corporation, a diversified services, technology, and manufacturing company, from 1993 to 1996.

Jerry E. Robertson, age 70, director since 1994. Dr. Robertson was appointed Chairman of the Board of Directors in July 2000. Dr. Robertson retired in March 1994 from 3M Company, a diversified technology company with leading positions in health care, safety, electronics, telecommunications, industrial, consumer and office, and other markets, where he most recently served (since 1986) as Executive Vice President, Life Sciences Sector and Corporate Services, and as a member of the Board of Directors. Dr. Robertson is a director of Coherent, Inc. and Choice Hotels International.

John P. Wareham, age 61, director since November 2000. Mr. Wareham is Chairman of the Board, President, and Chief Executive Officer of Beckman Coulter, Inc., a leading provider of laboratory systems and complementary products used in biomedical analysis. Mr. Wareham became CEO of Beckman Coulter in September 1998 and was named Chairman in February 1999. Prior to these appointments, Mr. Wareham served as President and Chief Operating Officer, a position he assumed in 1993.

Loyal W. Wilson, age 55, director since 1987. Mr. Wilson has been a Managing Director of Primus Venture Partners, Inc., a private equity investment and management firm, since its inception in 1983. Mr. Wilson is a director of Corinthian Colleges, Inc.

Board Meetings and Committees

The Company’s Board of Directors met six times during the fiscal year ended March 31, 2003. The Board of Directors has an Audit Committee, a Compensation and Nominating Committee, and a Compliance Committee.

Messrs. Hardis, McMullen, and Wilson are the current members of the Audit Committee. The Audit Committee provides oversight relating to the Company’s financial statements and financial reporting process, its systems of internal accounting and financial controls, the internal audit process, and the annual independent audit process of the Company’s annual financial statements. The Audit Committee met four times during the last fiscal year.

Messrs. Lancaster, Robertson, and Wareham are the current members of the Compensation and Nominating Committee. The Compensation and Nominating establishes and provides oversight of the Company’s executive compensation plans and policies, and makes recommendations to the Board of Directors concerning the composition, structure, operation, and governance of the Board. The Compensation and Nominating Committee will consider nominees for the Board of Directors recommended by shareholders, pursuant to the procedures of the Company’s Code of Regulations. A shareholder desiring to suggest a candidate for consideration by the Compensation and Nominating Committee should send a resume of the candidate’s business experience and background to Mr. Mark D. McGinley, Secretary, at the Company’s Mentor, Ohio offices. The Compensation and Nominating Committee met two times during the last fiscal year.

Messrs. Richey, Vinney, and Wareham are the current members of the Compliance Committee. The Compliance Committee provides oversight relating to the Company’s compliance with applicable laws and regulations and the development and implementation of compliance programs and policies. The Compliance Committee met two times during the last fiscal year.

Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he served during the last fiscal year.

Shareholder Proposal

The New York City Teachers’ Retirement System, having offices at 1 Centre Street, New York, NY 10007, owner of 74,948 shares as of December 31, 2002, has proposed in the adoption of the following resolution and has furnished the following statement in support of its proposal:

“Repeal Classified Board

“Be it resolved, that the stockholders of STERIS Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

“Supporting Statement

“We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for two-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of the shareholders to approve or disapprove annually the performance of a director or directors.

“In addition, since only one-half of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

“We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.”

The Board of Directors recommends a vote AGAINST this proposal.

The Board of Directors believes that the current structure—two classes of directors elected for two-year terms—along with the Board’s substantial majority of independent directors, provides the optimum balance of annual accountability and attention to long-term shareholder interest, resulting in important benefits to the Company and its shareholders.

The Board’s current structure provides significant annual accountability to shareholders, as, in general, one half of the directors are subject to reelection each year. The election of directors for two-year terms provides continuity and stability with approximately one-half of the directors always having prior experience in providing oversight of the business and affairs of the Company. This structure also permits the Board to maximize longer-term shareholder value through the commitment of a two-year term for each director, contributing to continuing participation by ongoing directors in the development and execution of long term strategic plans, a process that often takes several years.

The Board also believes that the current structure, while providing significant annual accountability, reduces the likelihood of abrupt changes to corporate policy or strategic direction and contributes to the Company’s efforts to achieve its long-term strategic goals and to maximize the value to shareholders of their investment in the Company.

For the reasons stated, the Board of Directors unanimously recommends that you vote AGAINST the proposal.

The Company has no knowledge of any other matters to be presented for vote to the shareholders at the Annual Meeting. In the event other matters do properly come before the meeting, the persons named in the Proxy will vote in accordance with their judgment on such matters.

Ownership of Voting Securities

The following table sets forth information furnished to the Company with respect to the beneficial ownership of the Company’s Common Shares by each director, director nominee, and executive officer named in the Summary Compensation Table below, and by all directors, director nominees, and executive officers as a group, each as of May 31,  2003. Unless otherwise indicated, each of the persons listed has sole voting and  dispositive power with respect to the shares shown as beneficially owned.

Name	Number of Shares Beneficially Owned	Percent of Class
Les C. Vinney(1)	362,700	*
Laurie Brlas(2)	42,250	*
Peter A. Burke(3)	20,000	*
Gerard J. Reis(4)	154,150	*
Charles L. Immel(5)	87,500	*
Stephen R. Hardis(6)	42,385	*
Raymond A. Lancaster(7)	92,079	*
Kevin M. McMullen(6)	34,617	*
J. B. Richey(8)	194,119	*
Jerry E. Robertson(9)	150,279	*
John P. Wareham(6)	32,037	*
Loyal W. Wilson(8)	114,385	*
All directors and executive officers as a group (18 persons)(10)	1,433,436	2.0%

*	Less than one percent.
(1)	Includes 287,500 Common Shares subject to options that are exercisable within 60 days.
(2)	Includes 39,250 Common Shares subject to options that are exercisable within 60 days.
(3)	Includes 15,000 Common Shares subject to options that are exercisable within 60 days.
(4)	Includes 153,750 Common Shares subject to options that are exercisable within 60 days.
(5)	Includes 62,500 Common Shares subject to options that are exercisable within 60 days.
(6)	Includes 30,000 Common Shares subject to options that are exercisable within 60 days.
(7)	Includes 80,000 Common Shares subject to options that are exercisable within 60 days, 1,000 Common Shares held by Mr. Lancaster as custodian for his minor children, and 2,000 Common Shares as to which Mr. Lancaster’s wife has sole voting and dispositive power.
(8)	Includes 90,000 Common Shares subject to options that are exercisable within 60 days.
(9)	Includes 82,000 Common Shares subject to options that are exercisable within 60 days, 20,000 Common Shares held by the J. J. Robertson Limited Partnership in which Dr. Robertson and his wife are general partners, and 41,000 Common Shares held by the Jerry E. Robertson Living Trust of which Dr. Robertson is the trustee.
(10)	Includes 1,074,523 Common Shares subject to options that are exercisable within 60 days.

The following table shows certain information with respect to all persons known by STERIS to beneficially own more than five percent of the Company’s outstanding Common Shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barclays Global Investors N.A.	4,401,561	(1)	6.34%
45 Fremont Street
San Francisco, CA 94105

(1)	As of February 10, 2003, based upon information contained in a Schedule 13G filed with the Securities and Exchange Commission, Barclays Global Investors, N.A., as part of a group and reporting on behalf of itself and its affiliates, Barclays Global Fund Advisors, 45 Fremont Street, San Francisco, CA 94105, Barclays Global Investors, Ltd., Murray House, 1 Royal Mint Court, London, England EC3 NHH, and Barclays Capital Investments, 5 The North Colonmade, Canary Wharf, London, England, E14 4BB, has sole voting and dispositive power with respect to all of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on Company records and information, the Company believes that all Securities and Exchange Commission filing requirements applicable to directors, executive officers, and greater than 10% shareholders under Section 16(a) of the Securities Exchange Act of 1934, as amended, for the fiscal year ended March 31, 2003, were complied with.

Compensation of Executive Officers

Shown below is information concerning the annual, long-term, and other compensation for services in all capacities to the Company for the fiscal years ended March 31, 2003, 2002, and 2001 of the Company’s chief executive officer and the Company’s four other most highly compensated executive officers (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION			LONG-TERM COMPENSATION AWARDS
Name and Principal Position	Fiscal Year	Salary	Bonus(1)	Other Annual Compensation	Restricted Stock Awards(2)	Options	All Other Compensation(3)
Les C. Vinney	2003	$634,992	$800,100			100,000	$5,742
President and Chief	2002	602,126	530,260			100,000	5,452
Executive Officer	2001	522,065	258,675			250,000	5,221

Laurie Brlas(4)	2003	$274,048	$210,000			30,000	$5,635
Senior Vice President	2002	250,540	143,772			26,000	5,385
and Chief Financial	2001	216,731	78,936			25,000	3,140
Officer

Peter A. Burke(5)	2003	$274,480	$205,000	$139,063		30,000	$5,581
Senior Vice President	2002	261,242	118,443	58,084			6,000
and Chief Technology	2001	20,000	87,500		$91,250	15,000
Officer

Gerard J. Reis	2003	$269,480	$200,000			30,000	$4,538
Senior Vice President,	2002	256,242	141,585			26,000	4,099
and Group President,	2001	235,000	77,688			25,000	5,166
Defense and Industrial

Charles L. Immel(6)	2003	$263,778	$200,000			30,000	$5,808
Senior Vice President	2002	216,886	124,541	$164,332	$449,250	110,000	1,442
and Group President, Healthcare

(1)	All bonus amounts were awarded under the Management Incentive Compensation Plan or the Senior Executive Management Incentive Compensation Plan for the respective fiscal year or granted as an inducement for the officer to enter into the employ of the Company.
(2)	As of March 31, 2003, there were 27,226 restricted shares outstanding with a fair market value of approximately $712,232. The restrictions on 2,226 of these shares lapse as follows: 742 on April 30, 2003, 742 on May 30, 2003, and 742 on June 30, 2003. The restrictions on the remaining 25,000 lapsed on May 21, 2003. There are no dividends paid on restricted stock.
(3)	Amounts listed under “All Other Compensation” reflect Board of Directors approved Company matching contributions to the STERIS Corporation 401(k) Plan and Trust. The level of any matching contribution made by the Company was determined each quarter by the Board in its sole discretion. The approved Company match during each of the fiscal years noted above was $0.50 for each $1.00 contributed by participating employees on the first 6% of the employee’s compensation, subject to any maximum limitations imposed by the Internal Revenue Code and other applicable laws.

(4)	Ms. Brlas joined the Company in April 2000. The table reflects all compensation earned by Ms. Brlas as an executive officer during the fiscal years ended March 31, 2003, March 31, 2002, and March 31, 2001.
(5)	Dr. Burke joined the Company in March 2001. The table reflects all compensation earned by Dr. Burke as an executive officer during the fiscal years ended March 31, 2003, March 31, 2002, and March 31, 2001. Dr. Burke was granted 5,000 Restricted Common Shares as of March 5, 2001. Amounts listed under “Other Annual Compensation” mainly relate to the Company’s reimbursement of expenses incurred by Dr. Burke in connection with his relocation to STERIS’s Corporate Headquarters from his prior position in New Jersey. In connection with Dr. Burke’s relocation, the Company provided him a bridge loan of $88,499 during the fiscal year ended March 31, 2002, which has been repaid during the fiscal year ended March 31, 2003. Although the loan was interest free, no income was imputed to Dr. Burke because the loan satisfied the requirements set forth in the Treasury Regulations issued under Section 7872 of the Internal Revenue Code. The Company no longer provides loans to officers pursuant to the requirements of the Sarbanes-Oxley Act.
(6)	Mr. Immel joined the Company in May 2001. The table reflects all compensation earned by Mr. Immel as an executive officer during the fiscal years ended March 31, 2003, and March 31, 2002. Mr. Immel was granted 25,000 Restricted Common Shares as of May 21, 2001. Amounts listed under “Other Annual Compensation” reflect the Company’s reimbursement of expenses incurred by Mr. Immel in connection with his relocation to STERIS’s Corporate Headquarters from his prior position in Germany.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

One Named Executive Officer exercised options to purchase and held the Company’s Common Shares during the fiscal year ended March 31, 2003. The following table reflects that fact and sets forth the year-end value of unexercised options to purchase the Company’s Common Shares granted in the last fiscal year and in prior years and held by the Named Executive Officers at March 31, 2003. All of the options were granted under the 1987 Amended and Restated Nonqualified Stock Option Plan, the 1994 Equity Compensation Plan, the 1997 Stock Option Plan, the 1998 Long-Term Incentive Stock Plan, or as an inducement to join the Company.

Name	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End(1) Exercisable/Unexercisable
Les C. Vinney	50,000	$570,950	175,000/ 325,000	$2,561,750/ 4,073,250
Laurie Brlas			19,000/ 62,000	$297,115/ 659,145
Peter A. Burke			7,500/ 37,500	$59,325/ 256,125
Gerard J. Reis			133,500/ 69,500	$1,277,691/ 782,689
Charles L. Immel			27,500/ 112,500	$225,225/ 872,475

(1)	Excess of $26.16 (market price at fiscal year-end) over exercise price.

Option Grants During Last Fiscal Year

The following table sets forth information with respect to all stock options granted to Named Executive Officers during the fiscal year ended March 31, 2003.

					Potential Realizable Value at Assumed Annual Rates of Stock Appreciation Over Ten Year Option Term
Name	Number of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	5%	10%
Les C. Vinney	100,000	8.59%	$19.60	May 23, 2012	$1,245,462	$3,163,716
Laurie Brlas	30,000	2.58%	$19.60	May 23, 2012	$373,639	$949,115
Peter A. Burke	30,000	2.58%	$19.60	May 23, 2012	$373,639	$949,115
Gerard J. Reis	30,000	2.58%	$19.60	May 23, 2012	$373,639	$949,115
Charles L. Immel	30,000	2.58%	$19.60	May 23, 2012	$373,639	$949,115

(1)	All of these options were granted on April 23, 2002, as nonqualified options under the Company’s 1998 Long-Term Incentive Stock Plan. In general, the listed options will vest in equal annual increments over a four-year period from the date of grant.

Employment and Change of Control Agreements

STERIS is a party to agreements relating to employment with Mr. Vinney and to change of control agreements with all of the Named Executive Officers.

Agreement with Mr. Vinney.    Mr. Vinney and the Company are party to an employment agreement which generally provides that Mr. Vinney is to serve as President and Chief Executive Officer of the Company with a base salary of not less than $575,000 per year, is to be a participant in the Senior Executive Management Incentive Compensation Plan, and is to be eligible for option grants in accordance with the Company’s general practices with respect to executive compensation.

Change of Control Agreements.    STERIS is a party to change of control agreements with all of the Named Executive Officers, including Messrs. Vinney, Reis, Burke, and Immel and Ms. Brlas. Except in the case of Mr. Vinney, the agreements generally provide that if, at any time within two years after the occurrence of a change of control, the officer’s employment is terminated by STERIS (except for cause, disability, or death) or the officer terminates employment because the officer’s base salary or bonus participation is reduced or relocation is made a condition of the officer’s employment, STERIS will pay to the officer a lump sum severance benefit equal to three years compensation (base salary and average annual incentive compensation). Each such change of control agreement also provides a three-month window period, commencing on the first anniversary of the change of control, during which the officer may voluntarily resign and receive a lump sum severance benefit equal to two years compensation (base salary and average annual incentive compensation) if, at any time before the officer’s resignation, the officer determines in good faith that (a) the officer’s position, responsibilities, duties, or status with STERIS are materially changed from those in effect before the change of control, (b) the officer’s reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (c) the officer’s career prospects have been in any way diminished as a result of the change of control.

Under his change of control agreement, Mr. Vinney will be able to terminate his employment and be entitled to a lump sum payment equal to three years compensation (base salary and average annual incentive compensation) if, at any time within two years after a change of control, he determines in good faith that he is unable to carry out the authorities, powers, functions, responsibilities, or duties that he formerly had in his positions and offices at STERIS before the change of control, in the same manner as he was able to do before the change of control. Mr. Vinney would also be entitled to these same benefits if his employment were terminated by STERIS within two years after change of control for any reason other than cause, death, or disability.

An officer who is entitled to a lump sum severance benefit (whether equal to three years or two years of compensation) under a change of control agreement will also be paid (a) accrued base salary and vacation pay through the date of termination, (b) payments under the Management Incentive Compensation Plan for the last completed fiscal year, if not already paid, and for the pro rata portion of the current fiscal year, and (c) the cost of continuing health benefits through the third anniversary (or the second anniversary, depending upon whether the lump sum payment is equal to three or two years of compensation) of the termination date or, if earlier, the date the officer secures other employment. In addition, if any payment to an officer exceeds the limit specified in Section 280G of the Internal Revenue Code, each change of control agreement provides for a tax gross-up so that the officer will receive the same after-tax payment as would have been the case if Section 280G did not apply. For purposes of the change of control agreements, “cause” includes conviction of a felony, dishonesty in the course of employment that is inimical to the best interests of STERIS, unreasonable neglect of the officer’s duties and responsibilities, or competing with STERIS.

Board Compensation

Each director who is not an employee of the Company is paid a retainer of $24,000 per year, plus $1,000 for each Board meeting attended and $500 ($1,000 for the committee chairman) for each committee meeting attended. At the beginning of each year of service on the Board, $14,000 of the annual retainer is paid in Restricted Common Shares granted under the 1994 Nonemployee Directors Equity Compensation Plan and each director automatically receives a stock option for 10,000 of the Company’s Common Shares (21,000 for the Chairman of the Board, Dr. Robertson). The Restricted Common Shares are subject to forfeiture if the director does not serve for a full year following grant of those shares. All directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings.

Report of Compensation and Nominating Committee

The Board of Directors of the Company has delegated to the Compensation and Nominating Committee responsibility for determining executive compensation. The Committee is comprised of three independent nonemployee directors who have no interlocking relationships with the Company as defined by the Securities and Exchange Commission.

The Company has adopted, and the Compensation and Nominating Committee has approved, a compensation policy for executives under which, in addition to base salaries, a significant portion of current compensation during each fiscal year is linked directly to the Company’s performance in that year and a significant portion of total compensation is provided in the form of stock options, thereby linking total compensation to the long-term performance of the Company’s Common Shares.

In setting the level of base salaries and annual incentive compensation opportunities for executives, the Compensation and Nominating Committee takes into account the recommendations of an independent compensation consulting firm that are based upon compensation practices in comparable companies. The Compensation and Nominating Committee believes that the compensation policy developed with the assistance of the consulting firm will enable the Company to attract and retain qualified individuals as executives, and to motivate those individuals to perform to their highest abilities and work toward the achievement of annual performance goals that will increase shareholder value.

The Company’s Management Incentive Compensation Plan for fiscal 2003 provided for payment of bonuses to participants if the Company achieved certain net revenue, operating income, and net income objectives set by the Board of Directors. For fiscal 2003, the plan provided for target potential bonuses ranging from 15% to 100% of a participant’s base salary. Based upon the extent to which the Company achieved, and in fact greatly exceeded, the financial objectives set by the Board of Directors for fiscal 2003, bonuses were paid on average at approximately 127% of target levels under the Management Incentive Compensation Plan to all Named Executive Officers eligible under the plan for the entire fiscal year.

For fiscal 2003, the Compensation and Nominating Committee set Mr. Vinney’s base salary at $630,000 per annum, having determined that this level of base salary was appropriate in view of the primary role played by Mr. Vinney in the management of the Company. For fiscal 2003, based upon the extent to which the Company achieved the financial objectives set by the Board of Directors for that year for purposes of the Senior Executive Management Incentive Compensation Plan, Mr. Vinney was paid a bonus of $800,100.

The Compensation and Nominating Committee has developed a practice of considering the grant of options to key employees each year and has followed this practice in the case of Mr. Vinney. On April 23, 2002, the Committee granted Mr. Vinney a nonqualified stock option to purchase 100,000 Common Shares at the then current market price of $19.60 per share. The Compensation and Nominating Committee believes that this grant is appropriate in recognition of Mr. Vinney’s position and responsibilities with respect to the management of the Company.

Section 162(m) of the Internal Revenue Code prevents a publicly-traded corporation from taking a tax deduction for certain compensation in excess of $1 million per year that it or any subsidiary pays to specified executives. Those specified executives are the Chief Executive Officer and the four other most highly paid executive officers of the Company serving as executive officers of the Company at the end of the fiscal year. Compensation that is contingent on the attainment of performance goals is excluded from the deduction limit and is therefore deductible without regard to the $1 million limit. In general, the Company’s Stock Plans and its Senior Executive Management Incentive Compensation Plan are designed so that compensation paid under those plans can qualify as performance-based compensation and therefore be excluded from the calculation of the $1 million limit. The general position of the Company with respect to Section 162(m) is that the Company will seek to qualify compensation paid to its executive officers in such a way as to satisfy the conditions of Section 162(m) where it appears to the Compensation and Nominating Committee to be in the best interests of the Company to do so. However, from time to time there may be circumstances in which the Compensation and Nominating Committee concludes that the best interests of the Company will be served by a compensation arrangement that does not satisfy those requirements and, in those circumstances, the Company may proceed without complying with the requirements of Section 162(m).

As noted above, when making its determinations as to the levels of salary, annual incentive compensation opportunity, and stock option grants to the various executive officers, the Compensation and Nominating Committee considers compensation data from other companies gathered and analyzed by an independent compensation consulting firm. Taking into account that data and the need to provide competitive levels of compensation to retain and to motivate those executives to continue providing services to the Company, it is the judgment of the Compensation and Nominating Committee that the compensation program described above and the levels of compensation paid to executive officers of the Company during fiscal 2003 are appropriate.

Compensation and Nominating Committee

Board of Directors

    Raymond A. Lancaster

    Jerry E. Robertson

    John P. Wareham

Report of Audit Committee

The Board of Directors of the Company has adopted a written Audit Committee Charter. All members of the Audit Committee are independent as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

The Audit Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP, the Company’s independent auditors, the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2003. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (titled “Independence Discussions with Audit Committees”), and has discussed with Ernst & Young LLP their independence. The Audit Committee has also concluded that Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, filed with the U.S. Securities and Exchange Commission.

Audit Committee

Board of Directors

    Stephen R. Hardis

    Kevin M. McMullen

    Loyal W. Wilson

STOCK PERFORMANCE GRAPH

The following graph shows the cumulative performance for STERIS Corporation’s Common Shares over the last five years compared with the performance of the Standard & Poor’s 500 Index and the Dow Jones US Medical Supplies Index. The graph assumes $100 invested as of March 31, 1998 in the Company’s Common Shares and in each of the named indices. The performance shown is not necessarily indicative of future performance.

*	$100 invested on 3/31/98 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

2004 Shareholder Proposals

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the next Annual Meeting of Shareholders is expected to be February 20, 2004. In the event, however, that the date of the 2004 Annual Meeting is changed by more than 30 calendar days from the date on which this year’s meeting is held, a proposal must be received by the Company a reasonable time before the solicitation in connection with the meeting is made.

Additionally, a shareholder may submit a proposal for consideration at the next Annual Meeting of Shareholders, but not for inclusion in the Proxy Statement, if that proposal is submitted not less than 120 calendar days in advance of the anniversary of the previous year’s annual meeting, which deadline, given a July 25, 2003 Annual Meeting, will be March 27, 2004. For a proposal to be properly requested by a shareholder to be brought before the Annual Meeting of Shareholders, the shareholder must comply with all of the requirements in Section 8 of STERIS’s Amended and Restated Regulations, as well as the timeliness requirement described above.

Independent Auditor

Ernst & Young LLP has been appointed as the Company’s independent auditor for the fiscal year ending March 31, 2004, pursuant to the recommendation of the Audit Committee of the Board of Directors. A representative of Ernst & Young LLP is expected to be present at the meeting with an opportunity to make a statement if so desired and to answer appropriate questions with respect to that firm’s audit of the Company’s financial statements and records for the fiscal year ended March 31, 2003.

The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Ernst & Young LLP. The Committee has set a recommended annual limit on the amount of such services which the Company would obtain from Ernst & Young LLP, and requires management to report the amount of such services to the Committee on a quarterly basis.

The aggregate fees billed for professional services by Ernst & Young LLP for the fiscal years ended March 31, 2003 and March 31, 2002 were:

	Years Ended March 31,
Type of Fees	2003	2002
Audit Fees	$727,400	$637,000
Audit-Related Fees	223,726	34,000
Tax Fees	509,911	451,900

Total	$1,461,037	$1,122,900

In the above table, in accordance with new U.S. Securities and Exchange Commission definitions and rules which STERIS elected to adopt for this year’s proxy statement, “audit fees” are fees paid to Ernst & Young LLP for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, and for services that are provided by Ernst & Young LLP in connection with statutory audits; “audit-related fees” are fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; and “tax fees” are fees for tax compliance, tax advice, and tax planning.

Annual Report	The integrated Annual Report and Form 10-K of the Company for the fiscal year ended March 31, 2003, which includes financial statements for the Company for the fiscal year then ended, is being mailed to each shareholder of record with this Proxy Statement.

By Order of the Board of Directors,

MARK D. MCGINLEY

Secretary

June	23, 2003

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY FORM PROMPTLY USING

THE ENCLOSED ENVELOPE.

Ú                  FOLD AND DETACH HERE                  Ú

PROXY

PROXY

STERIS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 25, 2003

This Proxy is solicited by the Board of Directors

At the Annual Meeting of Shareholders of the Company to be held on July 25, 2003, and at any adjournment thereof, Kevin M. McMullen, Jerry E. Robertson, John P. Wareham, Loyal W. Wilson, Mark D. McGinley, and Laurie Brlas, and each of them, with full power of substitution in each (the “Proxies”), are hereby authorized to represent me and to vote my shares on the following:

Electing directors of a class to serve for a two-year term of office expiring at the Company’s 2005 Annual Meeting of Shareholders (“Class I Directors”). The nominees of the Board of Directors for Class I Directors are: Stephen R. Hardis, Raymond A. Lancaster, J.B. Richey, and Les C. Vinney.

Consideration of shareholder proposal recommending a change to the current process for electing directors.

The Board of Directors recommends votes FOR the election of the nominees listed above as Class I Directors and AGAINST the shareholder proposal.

Unless otherwise specified, this Proxy will be voted FOR the election of the nominees listed above as Class I Directors and AGAINST the shareholder proposal. SEE REVERSE SIDE.

(change of address)

(If you have written in the above space, please mark the corresponding box on the reverse side.)

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY FORM PROMPTLY USING THE

ENCLOSED ENVELOPE.

Ú                  FOLD AND DETACH HERE                  Ú

STERIS CORPORATION

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.      ☒

For All	Withheld All	For All Except:
☐	☐	☐

Nominee Exception(s):

1.	Election of Directors

Director Nominees:

Stephen R. Hardis, Raymond A. Lancaster, J.B. Richey, and Les C. Vinney.

The Board of Directors recommends a vote FOR all the above nominees.

For	Against	Abstain
☐	☐	☐
2.	Shareholder proposal recommending a change to the current process for
electing	directors.

The Board of Directors recommends a vote AGAINST the  shareholder proposal.

Will Attend Meeting ☐

Change of Address ☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournment thereof and matters incident to the conduct of the meeting.

Date:                                                           , 2003

Signature(s)

Signature(s)

NOTE: Please sign exactly as name appears in the area to the left. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

PLEASE VOTE, SIGN, DATE, AND RETURN THIS DIRECTION FORM PROMPTLY

USING THE ENCLOSED ENVELOPE.

Ú                FOLD AND DETACH HERE                Ú

DIRECTION FORM

STERIS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 25, 2003

Instructions for Voting Shares Held by Delaware Charter Guarantee & Trust Company d.b.a. Trustar Retirement Services, Trustee under the STERIS Corporation 401(k) Plan and Trust (the “Plan”)

Pursuant to the Plan, I hereby direct Delaware Charter Guarantee & Trust Company d.b.a. Trustar Retirement Services, as Trustee, to vote in person or by proxy all Common Shares of the Company credited to my stock fund account under the Plan at the Annual Meeting of Shareholders of the Company to be held on July 25, 2003, and at any adjournment thereof, as specified, on all matters coming before said meeting.

Electing directors of a class to serve for a two-year term of office expiring at the Company’s 2005 Annual Meeting of Shareholders (“Class I Directors”). The nominees of the Board of Directors for Class I Directors are: Stephen R. Hardis, Raymond A. Lancaster, J.B. Richey, and Les C. Vinney.

Consideration of shareholder proposal recommending a change to the current process for electing directors.

The Board of Directors recommends votes FOR the election of the nominees listed above as Class I Directors and AGAINST the shareholder proposal.

IF THE TRUSTEE DOES NOT RECEIVE YOUR INSTRUCTIONS FOR VOTING, IT WILL VOTE THE SHARES CREDITED TO YOUR STOCK FUND ACCOUNT IN THE SAME PROPORTION AS IT VOTES THOSE SHARES WITH RESPECT TO WHICH IT DOES RECEIVE VOTING INSTRUCTIONS REGARDING THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE, THE SHAREHOLDER PROPOSAL RECOMMENDING A CHANGE TO THE CURRENT PROCESS FOR ELECTING DIRECTORS, AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. SEE REVERSE SIDE.

DIRECTION FORMS MUST ARRIVE AT THE OFFICES OF NATIONAL CITY BANK, THE TABULATING AGENT, NO LATER THAN 5:00 P.M., EASTERN DAYLIGHT SAVING TIME, ON JULY 18, 2003, FOR TABULATION.

PLEASE VOTE, SIGN, DATE, AND RETURN THIS DIRECTION FORM PROMPTLY USING THE

ENCLOSED ENVELOPE.

Ú                FOLD AND DETACH HERE                Ú

STERIS CORPORATION

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.        ☒

1.	Election of Directors Director Nominees:	For All ☐	Withheld All ☐	For All Except: ☐
	Stephen R. Hardis, Raymond A. Lancaster, J.B. Richey, and Les C. Vinney. The Board of Directors recommends a vote FOR all the above nominees.			Nominee Exception(s):

2.	Shareholder proposal recommending a change to the current process for electing directors.	For ☐	Against ☐	Abstain ☐
	The Board of Directors recommends a vote AGAINST the shareholder proposal.	Will Attend Meeting ☐

In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting or at any adjournment thereof and matters incident to the conduct of the meeting.

Date:                                           , 2003

Signature(s)

Signature(s)

NOTE: Please sign exactly as name appears in the area to the left. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.